 Exhibit 99.1

Thor Announces Acquisition of Jayco for $576 Million

-  Jayco generated $1.5 billion in revenue during calendar year 2015

-  Transaction to be accretive to earnings within the first fiscal year

-  Purchase includes Jayco, Starcraft RV, Highland Ridge and Entegra Coach Subsidiaries

ELKHART, Ind., July 1, 2016 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced the acquisition of Jayco, Corp. (Jayco) for approximately $576 million in cash. This transaction represents a unique and significant opportunity to enhance the growth of Thor and advance the Company's strategic focus on growing its recreational vehicle (RV) business. In particular, Jayco brings complementary products in travel trailers, folding camping trailers, higher-end diesel Class A motorhomes and larger Class C motorhomes. Jayco will be a wholly owned subsidiary of Thor, and the existing senior management team will continue to lead the business.

"We are thrilled to welcome Jayco to the Thor portfolio of companies," said Bob Martin, Thor President and CEO. "Jayco is a company that I have admired for more than 20 years while working in the industry and living in the community very close to their operations. We value the longstanding success of Jayco and are committed to providing the Bontrager family, and their team of dedicated employees, the resources they need to continue the success they have built at Jayco over the past half century. This investment also illustrates our confidence in the future of the RV industry as younger consumers enter and expand the market over the coming decades. Both existing and new RVers will see the benefits of our subsidiaries' efforts as they lead in innovation with new technology and features in our products that make RVs easier to use and better connected."

Wilbur Bontrager, Chairman of the Board of Jayco commented, "Our family is very proud of the legacy we have established and nurtured over the past 48 years. As a family run and owned business, we view today's transaction as an opportunity to continue growing our business while joining an even larger family."

Derald Bontrager, President and CEO of Jayco stated, "The core values that are synonymous with Jayco and its brands shape the way we run our business, and these values will remain and guide us as we look to the future. One of the things we found most attractive about Thor was their decentralized business structure, which allows their subsidiaries to continue operating independently. Most importantly, within this structure, our current leadership team will continue to manage Jayco, just as we have been running it since our founding. We will continue with the same focus our father had on serving our dealers and consumers better than anyone else in the industry."

Transaction Highlights:

  The transaction is a positive, strategic fit for both companies. Jayco brings a lineup of innovative products into the Thor family, across multiple product categories. In particular, Jayco's travel trailers, camping trailers, high-end diesel motorhomes and super C motorhomes will enhance and complement the existing Thor family of products.
  Jayco includes strong subsidiaries such as Jayco, Starcraft RV, Highland Ridge and Entegra Coach, including brands like the Jay Flight, the number one selling travel trailer for the past 11 years.
  Purchase price of approximately $576 million in cash, is subject to post-closing adjustments. The purchase price was funded through existing cash balances as well as approximately $360 million in borrowings from an asset-based revolving line of credit arranged through the Company's lenders. The Company plans to repay the loan through internally generated cash flow and anticipates that it will be repaid within three years of closing.
  The Purchase Agreement was executed and effective on June 30, 2016.
  Jayco generated income before tax of approximately $70 million on revenue of approximately $1.5 billion in calendar year 2015.
  Thor has decided to make the election provided in Section 338(h)(10) of the tax code that will enable the Company to deduct for tax purposes the difference between the purchase price and the tax basis of the net assets acquired over a 15 year period.
  Thor expects the purchase to add one month of Jayco revenue in the fourth quarter of fiscal 2016. The Company also expects to incur various charges associated with the acquisition in the fourth quarter including professional fees, debt-related fees and purchase accounting expenses and charges, and as a result the net impact on fourth-quarter and full-year income is not expected to be material.
  Jayco, and its subsidiaries Jayco, Starcraft RV, Highland Ridge and Entegra Coach currently operate in 31 facilities which include 17 production lines covering 2.2 million square feet of production space located primarily in Northern Indiana with additional facilities in Twin Falls, Idaho.
  Thor will operate Jayco as an independent company as it does with its other subsidiaries. It will be "business as usual" at Jayco as their existing, experienced management team will continue to manage their operations and compete effectively in the RV market, just as they and their family have done for the past 48 years.

Bob Martin continued, "Jayco has a well-deserved reputation of providing their dealers and retail consumers with the RVs and service they demand and the value they deserve. That product innovation and dedication to their dealers and retail consumers will continue, without interruption, through the support of Thor as we continue to focus on growing our business in the North American market. We are excited by what we can bring to Jayco and by what they can bring to us to deliver exceptional product quality and an outstanding customer experience that will benefit everyone involved in the RV lifestyle."

Peter B. Orthwein, Thor Executive Chairman, said, "Throughout our history, Thor has endeavored to buy successful companies with strong management teams that can benefit from Thor's financial strength and resources in order to drive future growth. The acquisition of Jayco furthers this strategy and allows Jayco to continue its history of success by offering a strong portfolio of products and services to the market, resulting in enhanced competitiveness within the industry. As our decentralized structure has proven for more than 30 years, we believe the best path to success is through competition. We are confident that Jayco will continue to compete effectively in the market just as they have over the past 48 years in the same manner that all Thor subsidiaries compete toady amongst themselves and with other outside companies."

Supplemental Investor Materials:
Thor has provided supplemental information on the transaction in the Investor Relations section of the Company's website, www.thorindustries.com, which can be accessed by clicking on the "Acquisition of Jayco" tab available at the following link: http://ir.thorindustries.com/acquisition-of-jayco. Included under this tab are a presentation deck and deal fact sheet outlining the highlights of the transaction as well as a list of likely questions and answers about the transaction. In addition, Thor's management team will be available for calls with investors, if you would like to schedule a call, please e-mail us at investors@thorindustries.com.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the impact of rising interest rates on our operating results, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, potential regulatory concerns surrounding acquisitions, our ability to retain key management personnel of acquired companies, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strengthening U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2015 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ending April 30, 2016. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, investors@thorindustries.com; Media inquiries please call (574) 970-7412.